Exhibit 99.1

United Names New Chief Financial Officer

Michael Leskinen promoted to CFO and Executive Vice President; also becomes member of airline’s Executive Team

September 22, 2023 – Chicago, IL – United Airlines today announced that Michael Leskinen has been promoted to Chief Financial Officer and Executive Vice President. In his new role, he will oversee corporate finance, treasury, financial planning and analysis, tax, accounting, investor relations, procurement, internal audit, risk management and corporate strategy. Leskinen will also join the airline’s Executive Team.

“With two decades of experience on Wall Street and five years as a leading finance executive at United, Mike brings a unique understanding of the public markets combined with an in depth understanding of our airline and our industry,” said United CEO Scott Kirby. “He is the best person to help us drive a culture within our finance team that’s focused on moving fast, hitting our targets with no excuses, and being disciplined about capital and cost decision-making that supports our United Next plan. I know Mike will bring a strong and independent strategic perspective to the table when we’re making decisions about United’s future.”

Leskinen joined United in 2018 as managing director of Investor Relations and was promoted to vice president of Corporate Development and Investor Relations in 2019. In 2021, he added the title of President of United Airlines Ventures (UAV), an industry-first corporate venture capital fund that identifies and invests in opportunities to decarbonize air travel and enhance the customer travel experience. UAV has invested in carbon capture and utilization technologies, advanced biologic feedstocks including micro-algae, electric fixed-wing regional aircraft and electric vertical take-off and landing aircraft (eVTOL).

In 2020, Leskinen led the multi-divisional team that successfully raised $6.8 billion of financing secured by the airline’s MileagePlus loyalty program, an industry first giving United critical financial flexibility to manage through the pandemic. More recently, Leskinen oversaw the launch of a nearly $200 million corporate investment fund that includes investments from UAV and other corporate and financial sponsors to support start-ups focused on accelerating the research and production of Sustainable Aviation Fuel (SAF). And through the first eight months of 2023, United was the best performing North American airline stock.

Prior to United, Leskinen was an executive director at J.P. Morgan Asset Management from 2013-2017, where he led the firm's investment efforts in aerospace, defense, and airlines. And from 2009-2013, he worked at Oppenheimer Funds focused on the aerospace sector. Leskinen received his bachelor's degree in finance from Arizona State University and his M.B.A. from the University of Pennsylvania. Leskinen and his wife Stephanie have six children and live in the Chicago suburbs.

Earlier this year, United announced that prior CFO Gerry Laderman would remain in the role until his successor was appointed and then serve as EVP, Finance until his planned retirement in September 2024.

About United

At United, Good Leads The Way. With U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world as measured by available seat miles. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL”.